Exhibit 10.40

March 18, 2003

Mr. Thomas Klopack

864 Chelsea Lane

Encinitas, CA 92024

Re:	Severance Agreement

Dear Tom:

ACLARA BioSciences, Inc. (the “Company”) considers it essential to the best interests of its shareholders to foster the continuous employment of the Company’s key management personnel. In order to induce you to remain in its employ, the Company hereby agrees that after this letter agreement (this “Agreement”) has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event of a Hostile Takeover (as defined below) or that your employment with the Company is terminated under the circumstances described below.

1.    Term of Agreement.    This Agreement shall commence on the date hereof and shall continue in effect so long as you continue to be employed by the Company.

2.    Definitions.

(a)    For purposes of this Agreement, “Board” shall mean the Board of Directors of the Company.

(b)    For purposes of this Agreement, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law which results or is likely to result in substantial and material harm to the company or its standing and reputation; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

(c)    For purposes of this Agreement, a “Change in Control” shall mean (i) an acquisition of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) (“Beneficial Ownership”) of 15% or more of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board; (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company’s then outstanding Voting Securities of the Company or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Company’s assets; (iv) approval by the shareholders of the Company of a plan of dissolution or complete liquidation of the Company; or (v) the individuals constituting the Board as of the date of this Agreement (the “Incumbent Board”) cease for any reason to constitute at least ½ of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.

(d)    For purposes of this Agreement, “Date of Termination” shall mean (i) if your employment is terminated due to your death or Disability, the date of your death or Disability; or (ii) if your employment is terminated for any reason other than death or Disability, the date specified in the Notice of Termination.

(e)    For purposes of this Agreement, “Disability” shall mean that you have been unable to perform your duties to the Company as described in your offer letter of even date herewith, as the same may be amended from time to time, as a result of your mental or physical incapacity and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to termination your employment as a result of your Disability. In the event that you resume the performance of substantially all of your duties before the termination of your employment becomes effective, the notice of intent to terminate automatically shall be deemed to have been revoked.

(f)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without your prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) prior to the Date of Termination:

(i)    any material reduction of your duties or level of responsibility or the level of management to which you report (provided, however, that any such changes occurring as a result of the hiring of a Chief Operating Officer by the Company shall not be deemed to constitute Good Reason for purposes of this Agreement). For purposes of clarification only and without limiting the foregoing, a material reduction in your level of responsibility shall be deemed to have occurred if you are not Chief Executive Officer of the combined or acquiring entity following a Change in Control;

(ii)    any reduction of your base compensation; or

(iii)    the relocation of the Company’s offices at which you are principally employed to a location more than 35 miles from such offices.

Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(g)    For purposes of this Agreement, a “Hostile Takeover” means a transaction or series of transactions that results in any person acquiring Beneficial Ownership of more than 50% of the combined voting power of the Company’s then outstanding Voting Securities without the approval of the Board.

(h)    For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Any purported termination of your employment by the Company or by you (other than termination due to your death, which shall terminate your employment automatically) shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 7.

(i)    For purposes of this Agreement, a “Payment Termination” shall mean (i) the termination of your employment by the Company without Cause or (ii) your voluntary termination of employment for Good Reason or (iii) your death or Disability.

3.    Accelerated Vesting Upon A Hostile Takeover.    Upon a Hostile Takeover during the term of this Agreement, you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse.

4.    Compensation Upon Termination Not in Connection with Change in Control.

(a)    If your employment with the Company is terminated other than in a Payment Termination, the Company shall pay you your full earned but unpaid base salary, when due, through the Date of Termination plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(b)    Except as provided for in paragraph 5(c), if you incur a Payment Termination more than three (3) months prior to or more than twelve (12) months following a Change in Control, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, you shall be entitled to the benefits provided below:

(i)    the Company shall, at the time specified in Section 4(c), pay to you your full earned but unpaid base salary, when due, through the Date of Termination plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due;

(ii)    you shall be entitled to receive, at the times specified in Section 4(c), severance pay in an amount equal to the sum of

(A) your annual base salary as in effect immediately prior to delivery of the Notice of Termination, plus

(B) your targeted annual bonus for the year in which the Date of Termination occurs assuming that the bonus targets are satisfied;

(iii)    the Company shall provide you with outplacement services in an amount not to exceed $15,000;

(iv)    for the period beginning on the Date of Termination and ending on the date which is 12 full months following the Date of Termination, the Company shall pay for and provide you and your dependents with the same medical benefits and life insurance coverage to which you would have been entitled had you remained continuously employed by the Company during such period. At the termination of the benefits coverage under the first sentence of this Section 4(b)(iv), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates; and

(v)    the vesting of any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall be accelerated to the extent such options and/or restrictions would have vested or lapsed had you remained continuously employed by the Company for a period of one year following such Payment Termination.

(c)    The payments provided for in Sections 4(b)(i) and (ii) shall be paid in a lump sum within five (5) days of the Date of Termination.

5.    Termination in Connection with Change in Control.

(a)    In the event a Payment Termination occurs within the period beginning three (3) months prior to and ending twelve (12) months following a Change in Control, then, in lieu of any severance benefits to which you may otherwise be entitled under any severance plan or program of the Company, you shall be entitled to the benefits provided below:

(i)    the Company shall, at the time specified in Section 5(b), pay to you your full earned but unpaid base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Company at the time such payments are due;

(ii)    you shall be entitled to receive, at the times specified in Section 5(b), severance pay in an amount equal to the sum of

(A)    the greater of (x) your annual base salary as in effect immediately prior to delivery of the Notice of Termination or (y) your annual base salary as in effective immediately prior to the Change in Control, plus

(B)    the greater of (x) your targeted annual bonus for the year in which the Date of Termination occurs or (y) your targeted annual bonus for the year in which the Change in Control occurs, in each case assuming that the bonus targets are satisfied; and

(iii)    the Company shall provide you with outplacement services in an amount not to exceed $15,000;

(iv)    for the period beginning on the Date of Termination and ending on the date which is 12 full months following the Date of Termination, the Company shall pay for and provide you and your dependents with the same medical benefits and life insurance coverage to which you would have been entitled had you remained continuously employed by the Company during such period. At the termination of the benefits coverage under the first sentence of this Section 5(a)(iv), you and your dependents shall be entitled to continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Company on the date such benefits coverage terminates; and

(v)    you shall immediately become 100% vested with respect to any options to purchase the Company’s capital stock that you then hold and/or any restrictions with respect to restricted shares of the Company’s capital stock that you then hold shall immediately lapse.

(b)    The payments provided for in Sections 5(a)(i) and (ii) shall be paid in a lump sum within five (5) days of the Date of Termination.

(c)    In the event of a Change in Control, if the Company requests that you remain employed by the Company following the Change in Control upon written notice to you within twenty (20) days following such Change in Control, you agree to do so for a period of time to be mutually determined by the Company in consultation with you but not to exceed six (6) months (the “Transition Period”). During the Transition Period you shall continue in the Company’s employment as a senior executive for the purpose of facilitating the transition of the Company to new management. During the Transition Period, the Company shall continue to pay your compensation at the rate in effect at the time of the Change in Control. The benefits payable pursuant to Section 5(a) above shall not be paid until the completion of the Transition Period, if any. At the end of the Transition Period, you shall be entitled to the benefits described in Section 5(a) above; provided, however, that any accelerated vesting to which you are entitled pursuant to Section 5(a)(v) shall be effective immediately upon the commencement of the Transition Period. In the event of a Payment Termination during the Transition Period, you shall be entitled to the benefits described in Section 5(a) above; provided, however, that your acceptance of a reduced or different role with the Company during the Transition Period shall not alone constitute “Good Reason.” If the Company requests that you remain employed by the Company during the Transition Period, Section 6 of this Agreement shall not apply until the termination of the Transition Period.

(d) For the period beginning three (3) months prior to and ending twelve (12) months following a Change of Control, in the event of a Payment Termination, benefits shall be payable to you only pursuant to this Section 5 and you shall not be entitled to any benefits pursuant to Section 4.

6.    Post-Termination Consulting.    In the event you resign (other than for Good Reason, in which case this Section 6 shall not apply and you shall be entitled to the benefits set forth in Section 4(b) or Section 5(a), as applicable) at any time after one (1) year following commencement of your employment with the Company, you may elect upon written notice to the Company within ten (10) days following such resignation, or, if you do not so elect, the Company may elect upon written notice to you within twenty (20) days following such resignation to require you, to consult for the Company for up to two (2) days per week for a six (6) month period following such resignation, during normal business hours, upon reasonable advance notice from the Company and, to the extent requested by the Company, on site at the Company’s facilities in the San Francisco Bay Area. In the event of such an election, during such six (6) month period, you will consult on such transitional matters as are reasonably requested by the Company, you will be paid a consulting fee of $11,500 per month (paid on regular company pay days, subject to normal withholdings, and regardless of whether consulting services are actually performed), the provisions of paragraph 8(b) of your offer letter of even date herewith between you and the Company will remain in effect and you will not knowingly assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. Such consulting arrangement may be terminated at any time by either you or the Company, but if the Company terminates such arrangement without Cause or you terminate for Good Reason, the Company will pay you in a lump sum on the date of such termination the remaining amount of the consulting fee you would have earned had you continued such arrangement for the entire six (6) month period; provided, however, that your acceptance of a reduced or different role with the Company during the consulting period and the Company’s requirement that you work at the Company’s facilities in the San Francisco Bay Area during the consulting period shall not alone constitute “Good Reason.”

7.    Successors; Binding Agreement.

(a)    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Company” as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

(b)    This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

(c)    You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amounts (other than loans or advances to you by the Company) claimed to be owed by you to the Company, or otherwise.

8.    Notice.    For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.    Parachute Payments.    Notwithstanding anything contained in this Agreement to the contrary, in the event that the benefits provided for in this Agreement to you together with all other payments and the value of any benefit received or to be received by you:

(a)    constitute “parachute payments” within the meaning of Section 280G of the Code, and

(b)    but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits pursuant to the terms of this Agreement shall be payable either:

(i)    in full, or

(ii)    as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be subject to the excise tax imposed under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 9 shall be made in writing by the Company’s independent public accountants serving immediately before the Hostile Takeover or Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall cause the Accountants to provide detailed supporting calculations of its determinations to you and the Company. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.

10.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles. All references to sections of the 1934 Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4, 5 and 6 shall survive the expiration of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

11.    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.    Entire Agreement.    This Agreement and the offer letter between you and the Company of even date herewith set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance or change in control agreements, is hereby terminated and cancelled. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Company (other than severance plans or agreements) to which you are a party or in which you are a participant, including, but not limited to, any Company sponsored employee benefit plans and stock options plans. The provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

14.    At-Will Employment.    Nothing contained in this Agreement shall (a) confer upon you any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of your employment with the Company.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our agreement on this subject.

Sincerely,

ACLARA BIOSCIENCES, INC.

By:	/s/ Kevin Tang
Its:	For the Board of Directors

Agreed and Accepted, this 19 day of March, 2003.

/s/ Thomas Klopack
Thomas Klopack